ACT II GLOBAL ACQUISITION CORP.
745 5th Avenue
New York, New York 10151

May 13, 2020

VIA EDGAR

Thomas Jones
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Judiciary Plaza
Washington, D.C. 20549

RE: Act II Global Acquisition Corp. (the “Company”)

Registration Statement on Form S-4
File No. 333-236459

Dear Mr. Jones:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, the Company hereby respectfully requests that the effective date of the Company’s Registration Statement on Form S-4 (File No. 333-236459) be accelerated by the Securities and Exchange Commission to 4:00 p.m. Washington D.C. time on May 13, 2020 or as soon as practicable thereafter.

We request that we be notified of such effectiveness by a telephone call to Christopher P. Giordano of DLA Piper LLP (US) at (212) 335-4522 and that such effectiveness also be confirmed in writing.

Very truly yours,

Act II Global Acquisition Corp.

By:	/s/ John Carroll
Name: John Carroll
Title: Chief Executive Officer

cc:  DongJu Song

Wachtell, Lipton, Rosen & Katz

cc:  Christopher P. Giordano

DLA Piper LLP (US)

cc:  Jon Venick

DLA Piper LLP (US)

cc:  Stephen P. Alicanti

DLA Piper LLP (US)